Exhibit 99.1
                                                                    ------------

Contact Information
-------------------
Bob Orlando, Chief Financial Officer             Bob Joyce
Switchboard Incorporated                         FitzGerald Communications
508-898-8131                                     617-585-2298



                     SWITCHBOARD REPORTS FIRST QUARTER 2003
                                FINANCIAL RESULTS

                Achieves First Profitable Quarter on a GAAP Basis


WESTBOROUGH, Mass. - April 29, 2003 - Switchboard Incorporated (NASDAQ: SWBD), a leading provider of directory technology and online yellow pages solutions, today announced its financial results for its first quarter ended March 31, 2003, achieving better than anticipated profitability.

For the first quarter of 2003, net revenue was approximately $3.3 million, which compares to approximately $3.4 million in the fourth quarter of 2002. Net revenue for the first quarter compares to $2.9 million in the first quarter of 2002, which included $1.1 million of amortization of consideration provided to AOL. First quarter 2003 net revenue was comprised of approximately 88 percent from merchant network revenue and approximately 12 percent from banner and site sponsorship advertising revenue.

Switchboard reported net income for the first quarter of approximately $56,000, or $0.00 per share, compared to a net loss of $180,000, or $0.01 per share, in the fourth quarter of 2002, which included the reversal of approximately $262,000 of restructuring reserves. Net income for the first quarter compares to a net loss of $1.0 million, or $0.06 per share, reported in the first quarter of 2002. Switchboard had approximately $53.7 million in cash and marketable securities at the end of the first quarter of 2003, approximately $125,000 below the $53.9 million reported at the end of the fourth quarter of 2002.

"During the quarter Switchboard achieved a significant milestone, reaching profitability for the first time," said Douglas J. Greenlaw, CEO of Switchboard. "This milestone was achieved through effective management of our expenses in tandem with the progress of key partners. We anticipate that the local online advertising market will continue to evolve and as it does, we plan to aggressively deploy new approaches to capturing local advertising revenues and consumer loyalty, through the ongoing development of innovative technology and highly-targeted sales and marketing programs."

"Our revenue for the first quarter of 2003 remained relatively flat compared to the previous quarter, primarily due to the anticipated decrease in the AOL royalty rate upon achievement of predetermined revenue milestones," said Robert Orlando, CFO of Switchboard. "However, we are quite encouraged by AOL's commitment to improve its sales activities and the initial revenue contribution from BellSouth, which helped us achieve net income for the first time and revenue at the high end of our anticipated range."

Guidance
For the second quarter of fiscal 2003, the Company anticipates revenue to be in the range of $3.4 million to $3.8 million. Net income for the period is expected to be in the range of breakeven to a net profit of $300,000, or $0.02 per share. Total cash and marketable securities on hand at the end of the second quarter is expected to be in the range of $53.3 million to $53.6 million.

Conference Call Information
Switchboard will hold a conference call on Wednesday, April 30 at 8:30 a.m. EDT to discuss its first quarter 2003 results. To join the call, please dial 1-800-946-0705 in the U.S. and 719-457-2637 outside of the U.S., pass code 168874. There will be a live Webcast available on the Switchboard investor relations Web site at www.switchboard.com under "About Switchboard-Investor". A replay of the call will be available two hours after the live call through Wednesday, May 7, 2003. To access the replay, please visit www.switchboard.com under "About Switchboard-Investor" or dial 1-888-203-1112 in the U.S. and 719-457-0820 outside of the U.S. and enter pass code 168874.

About Switchboard Incorporated
Headquartered in Westborough, Mass., Switchboard Incorporated is a leading provider of Web-hosted directory technologies and customized yellow pages platforms to yellow pages publishers, newspaper publishers and Internet portals that offer online local directory advertising solutions to national retailers and brick and mortar merchants across a full range of Internet and wireless platforms. Switchboard offers a broad range of functions, content and services including yellow and white pages, What's NearbySM proximity searching, and interactive maps and driving directions. Visited by nearly 5 million unique users each month, Switchboard.com (www.switchboard.com) is an excellent resource to consumers and a showcase for Switchboard's superior directory technologies and breadth of product offerings. ePresence (NASDAQ: EPRE) owns approximately 51.9% of the outstanding shares of Switchboard. "Switchboard" and "What's Nearby" are registered service marks and "Switchboard Matrix" is a service mark of Switchboard Incorporated. Other trademarks and service marks used in this release are the property of their respective owners.

Forward-Looking Statements
This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, Switchboard's strategy, business model and future financial results; its ability to attain future revenue growth and profitability; and the development of the market for Internet directory services, including the migration of yellow pages from print to on-line. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the market for Internet directory services may not develop or grow as expected; Switchboard may fail to gain or maintain leadership in that market; the migration of yellow pages from print to on-line may not occur as rapidly as anticipated, or at all; Switchboard's relationships with its new and existing strategic partners, including AOL, may fail to produce the expected benefits; Switchboard may fail to increase the scope of its merchant and strategic partner networks; new products and services introduced by Switchboard, including Switchboard Matrix, may fail to gain market acceptance; Switchboard may fail to deploy technology advancements as anticipated; Switchboard's customers may fail to compete effectively in the market for Internet directory services, with or without training, support and new technologies from Switchboard; Switchboard may fail to achieve long-term growth and may fail to achieve improved operating results over the next several quarters; Switchboard may fail to control its expenses to the extent needed to achieve profitability; and Switchboard's operating results are volatile. For a detailed discussion of these and other cautionary statements, please refer to Switchboard's filings with the Securities and Exchange Commission, including Switchboard's Annual Report on Form 10-K filed on March 28, 2003. Switchboard cautions readers to consider carefully the foregoing factors and other such factors. Further, Switchboard's forward-looking statements speak only as of the date on which such statements are made. Switchboard disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. SOURCE Switchboard Incorporated.

Switchboard Incorporated
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share amounts)

                                                                Three Months Ended March 31,
                                                                ----------------------------
                                                                    2003           2002
                                                                 ---------       ----------

Gross revenue                                                      $3,341         $ 4,023
Consideration given to a customer                                       -          (1,103)
                                                                   ------         -------
  Net revenue                                                       3,341           2,920

Cost of revenue                                                       707             918
                                                                   ------         -------

Gross profit                                                        2,634           2,002
Gross profit %                                                         79%             69%

Operating expenses:
-------------------
Sales and marketing                                                   842           1,427
Research and development                                            1,114           1,505
General and administrative                                            804             707
                                                                   ------         -------
     Total operating expenses                                       2,760           3,639

Operating loss                                                       (126)         (1,637)

Interest income, net                                                  182             595
                                                                   ------         -------

Net income (loss)                                                  $   56         $(1,042)
                                                                   ======         =======

Net income (loss) per share:
----------------------------
        Basic                                                       $0.00          $(0.06)
                                                                    =====          ======
        Diluted                                                     $0.00          $(0.06)
                                                                    =====          ======

Shares used in computing net income (loss) per share:
-----------------------------------------------------
        Basic                                                      18,627          18,495
        Diluted                                                    19,055          18,495

Switchboard Incorporated
Condensed Consolidated Balance Sheets
(unaudited, in thousands)


                                                      March 31, 2003         December 31, 2002
                                                      --------------         -----------------
ASSETS
------
Cash and marketable securities                            $53,738                  $53,863
Trade accounts receivable, net                              1,774                    1,558
Unbilled receivables                                          119                      160
Other current assets                                          307                      330
Property, equipment and other assets                        1,571                    1,877
                                                          -------                  -------
   Total assets                                           $57,509                  $57,788
                                                          =======                  =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                       $ 4,910                   $5,102
Deferred revenue                                              553                      475
Other liabilities                                             849                    1,124
Stockholders' equity                                       51,197                   51,087
                                                          -------                   ------
   Total liabilities and stockholders' equity             $57,509                  $57,788
                                                          =======                  =======